Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 11, 2014

Relating to Preliminary Prospectus Supplement dated June 11, 2014

Registration No. 333-196122

NEWS RELEASE

RANGE ANNOUNCES COMMON STOCK OFFERING

FORT WORTH, TEXAS, JUNE 11, 2014 – RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has agreed to sell 4,560,000 shares of its common stock in an underwritten public offering. The Company has granted the underwriters an option for 30 days to purchase up to an additional 684,000 shares of the Company’s common stock.

The Company expects to use the net proceeds from this offering to fund the early redemption of its previously called 8% Senior Subordinated Notes and for general corporate purposes. Commenting on the offering, Roger S. Manny, Range’s CFO, said, “A fundamental tenet of Range’s strategy has been to maintain a strong, flexible and straightforward balance sheet. By redeeming these high coupon bonds with common equity we are further strengthening the balance sheet and materially reducing interest expense. This targeted funding supports our goal of 20 to 25% growth for many years, while accelerating the improvement in Range’s already strong credit profile.”

BofA Merrill Lynch and J.P. Morgan will act as joint book-running managers for the common stock offering and propose to offer the shares at prevailing market prices or otherwise from time to time through the NYSE, the over-the-counter market, negotiated transactions or otherwise. A copy of the preliminary prospectus supplement and related base prospectus for the offering may be obtained on the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting BofA Merrill Lynch at 222 Broadway, New York, New York 10038, Attention: Prospectus Department, e-mail: dg.prospectus_requests@baml.com or J.P. Morgan via Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by Range with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein, nor shall there be any sale of these shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

RANGE RESOURCES CORPORATION (THE “COMPANY”) HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND A PRELIMINARY PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE REGISTRATION STATEMENT, THE PROSPECTUS AND THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE OTHER DOCUMENTS THAT THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY WRITTEN REQUEST TO RANGE RESOURCES CORPORATION, 100 THROCKMORTON STREET, SUITE 1200, FORT WORTH, TEXAS 76102, ATTENTION: CORPORATE SECRETARY.

RANGE RESOURCES CORPORATION is a leading independent oil and natural gas producer with operations focused in Appalachia and the Midcontinent region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at rangeresources.com.

All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding the final consummation of the transactions, satisfaction of the required conditions to closing, expected balance sheet strength, expected reduction in interest expense, expected improvement in credit profile are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

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SOURCE:    Range Resources Corporation

Range Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

rwaller@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Laith Sando, Research Manager

817-869-4267

lsando@rangeresources.com

Michael Freeman, Financial Analyst

817-869-4264

mfreeman@rangeresources.com

or

Range Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

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